EXHIBIT 99.1

                      NETWORK EQUIPMENT TECHNOLOGIES, INC.
                        1998 EMPLOYEE STOCK PURCHASE PLAN
                      AMENDED AND RESTATED AUGUST 10, 1999

1. PURPOSE. The Network Equipment Technologies Employee Stock Purchase Plan (the "Plan") is designed to foster continued employee retention and cordial employee relations, to encourage and assist employees of Network Equipment Technologies, Inc. (the "Company") and its designated subsidiaries, to acquire stock in the Company, and to help them provide for their future financial security. This Plan is the successor to the Company's 1990 Employee Stock Purchase Plan ("1990 Plan").

2.    SHARES SUBJECT TO PLAN.

      (a) Number of Shares: The Company has reserved for purchase under the Plan a total of 1,600,000 shares of its Common Stock (the "Shares") plus shares remaining under the 1990 Plan after April 30, 1998 (collectively "share limitation"). Shares sold under the Plan may be newly or previously issued shares, but all shares issued under the Plan, regardless of source, shall be counted against the share limitation.

      (b) Adjustments: In the event of any reorganization, recapitalization, stock split, reserve stock split, stock dividend, combination of shares, merger, consolidation, offering of rights or other similar change in the structure of the capital stock of the Company, the Company may make such adjustment, if any, as it may deem appropriate in the number, kind, and subscription price of the securities available for purchase under the Plan and in the maximum number of securities that a member is entitled to purchase. The Company may also make further adjustments to cause the Plan to qualify under
            Section 423 or any successor provision of the Internal Revenue Code of 1986, as amended (the "Code"), if and to the extent that it deems such qualification necessary or desirable.

3. ADMINISTRATION. The Plan shall be administered by such officers and employees of the Company or other persons as the Company's Board of Directors from time to time may select (the "Plan Committee"). All costs and expenses incurred in administering the Plan shall be paid by the Company, provided that any taxes applicable to a member's participation in the Plan may be charged to the member by the Company.

      The Plan Committee may make such rules and regulations as it deems necessary to administer the Plan and to interpret the provisions of the Plan. Any


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      determination, decision, or action of the Plan Committee in connection with the construction, interpretation, administration, or application of the Plan or any right granted under the Plan shall be final, conclusive, and binding upon all persons. No member of the Plan Committee shall be liable for any determination, decision, or action made. The Plan Committee may delegate the administration of the Plan to Corporate Officers and their designees.

      The Plan Committee may set date or dates of each "Offering Period", not to exceed 24 months for each such period, under this Plan. Offering Periods may have multiple "Purchase Periods" as set by the Plan Committee. Subject to stockholder approval of this Plan, the initial Offering Period is scheduled to commence on May 1, 2000 and to end on April 30, 2001 and to have three Purchase Periods of four months each.

4. ELIGIBILITY. Any "employee" (as defined below) who regularly is engaged in the rendition of personal services to the Company or its designated subsidiaries 20 hours per week or more and five months or more in any calendar year (except any employee who would own, directly or indirectly, five percent or more of the total combined voting power or value of all classes of stock of the Company or any of its subsidiaries immediately after Shares are purchased under the Plan) shall be an "employee" and eligible to become a member of and to participate in the Plan beginning on the first Enrollment Date following his or her employment with the Company or a designated subsidiary. Employees who participated under the 1990 Plan and who are employees as defined in this section of this Plan are eligible to participate under this Plan. Individuals who are classified by the Company as independent contractors shall not be eligible to be members unless and until such individuals are reclassified as common law employees for federal income and federal employment tax purposes.

      For purposes of the Plan: "employee" shall mean any individual carried as an "employee" on the payroll records of the Company or a designated subsidiary at the relevant time or times; "subsidiary" shall mean any corporation in an unbroken chain of corporations beginning with the Company if, as of a given Enrollment Date, each of the corporations other than the last corporation in the chain owns stock possessing 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in the chain. Employees who participate under the Plan are referred to herein as "members".

5.    PARTICIPATION.

      (a) Enrollment: Any eligible employee may enroll in the Plan as of the first trading day of each Offering Period or Purchase Period or such other date or dates chosen by the Plan Committee (each such date is an "Enrollment Date"). Enrollment during any Offering Period may be subject to limitations or conditions set by the Plan Committee. To enroll, an eligible


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            employee must deliver to the Company a completed and signed Employee
            Stock Purchase Plan Subscription Agreement, substantially in the form provided by the Company, indicating the employee's acceptance of the Plan and agreement to participate in the Plan. Forms must be received by the Company no later than an Enrollment Date and shall be effective as of such Enrollment Date. Participation in the Plan is entirely voluntary.

      (b) Re-enrollment upon Expiration of Offering Period: At the end of a then-current Offering Period, each member automatically shall be enrolled in the next succeeding Offering Period (a "Re-enrollment") unless, in a manner and at a time specified by the Company, but in no event later than the day before the first day of such succeeding Offering Period, a member notifies the Company in writing of the member's desire not to be so enrolled. Re-enrollment shall be at the same percentage of contributions as the member's prior participation unless the member by timely written notice changes the percentage of contribution. No member shall be automatically re-enrolled whose participation terminates by operation of Section 9 or who, during the preceding Offering Period, has eliminated his or her percentage of contribution or has notified the Company in writing of his or her withdrawal from participation in the Plan.

      (c) Automatic Re-enrollment on Lower Price Enrollment Date: If the fair market value of the Company's Common Stock is lower on any Enrollment Date (the "Lower Price Enrollment Date") than it was on the Enrollment Date on which a participating member last enrolled in the Plan, the member shall be deemed to have re-enrolled in the Plan on such Lower Price Enrollment Date for the next succeeding Purchase Period.

6. MEMBER'S CONTRIBUTIONS. Each member shall make contributions by payroll deduction of any whole percentage up to a "maximum rate" of fifteen percent (15%) of the member's gross pay per pay period ("gross pay"), as designated by the member. Gross pay shall include the regular basic earnings paid to a member by the Company or a subsidiary. There shall be excluded from the calculation of gross pay (a) all overtime payments, bonuses, commissions, profit-sharing distributions and other incentive-type payments, and (b) all contributions made by the Company or its corporate affiliates for the member's benefit under any employee benefit or welfare plan now or hereafter established. Contributions shall not be made other than in accordance with this Section 6.

      At any time, a member may elect in writing to stop making contributions under the Plan. An election to stop contributions will take effect on the soonest practicable payroll date following receipt by the Company of the written election. Any election by a member to stop his or her payroll deductions shall be deemed to be an election to withdraw from the Plan effective immediately


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      following the purchase of Shares on the next Purchase Date. Such member may not re-enroll until the commencement of a new Offering Period.

      At any time prior to the start of a new Purchase Period, a member may elect in writing to increase (up to the maximum rate) or decrease (down to 1%) his or her rate of contribution by any whole percentage, for such subsequent Purchase Period or Periods.

      Notwithstanding any other provision of the Plan, no member may receive a right to acquire Shares under the Plan (and all other employee stock purchase plans of the Company and its subsidiaries that are qualified or intended to be qualified under Section 423 or any successor provision of the Code) that accrues at a rate in excess of $25,000 of fair market value of such Shares for any calendar year (determined as of the Enrollment
      Date).

      Employee contributions may be commingled with other Company funds free of any obligation of the Company to pay interest on such funds, but shall be credited to each member as soon as practicable after each withholding.

7.    PURCHASE RIGHTS.

      (a) Grant of Purchase Rights. Enrollment or Re-enrollment of a member in the Plan on an Enrollment Date will constitute the grant by the Company to the member of limited rights to purchase Shares under the Plan. Upon enrollment, unless otherwise determined by the Plan Committee, a member will become eligible for the grant of purchase rights for up to the maximum permitted by Section 423 or such smaller number as authorized by the Plan Committee or by operation of this Plan, before the Enrollment Date.

      (b) Terms and Conditions of Purchase Rights. Each purchase right granted under the Plan shall have the following terms:

            (i) whether or not Shares have been purchased thereunder, the purchase right will expire on the earliest to occur of (A) the completion of the purchase of Shares on the last Purchase Date occurring within 24 months after the Enrollment Date on which such purchase right was granted, or such shorter period as may be established by the Board of Directors from time to time before an Enrollment Date for all purchase rights to be granted on such Enrollment Date, or (B) the date on which participation of such member in the Plan terminates for any reason;

            (ii) payment for Shares purchased under the purchase rights will be made only through payroll deduction in accordance with Section 6;


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            (iii) purchase of Shares upon exercise of the purchase rights will be accomplished only in installments in accordance with
                  Section 8;

            (iv) the purchase price per Share under the purchase rights will be determined as provided in Section 8; and

            (v) the purchase rights will in all respects be subject to the terms and conditions of the Plan, as interpreted by the Plan Committee from time to time.

8. ISSUANCE OF SHARES. On the last day of trading of each Purchase Period during an Offering Period (each a "Purchase Date"), so long as the Plan shall remain in effect, the Company shall apply the funds then credited to each member's account to the purchase of whole Shares. The cost or charge to each member's account shall be the lower of 85 percent of the fair market value of one share of the Company's Common Stock on the applicable Enrollment Date or on the Purchase Date, which date shall be the last day on which the Company's stock is traded during a Purchase Period, as determined in good faith by the Plan Committee, multiplied by the number of Shares purchased.

      On each Purchase Date, if funds are still credited to a member after the purchase of Shares, then (a) if such funds exceed the purchase price of a whole share under the Plan, there shall be refunded to the member an amount equal to the purchase price of the maximum number of whole shares such funds would cover under the Plan, and (b) any remaining funds shall be held for purchases on the next succeeding Purchase Date. Upon the effective date of a member's written election to withdraw from participation in the Plan for the then-current Offering Period, any funds then credited to the member shall be refunded to the member. The Company shall, promptly after each Purchase Date so long as the Plan is in effect, issue to the member entitled thereto the Shares purchased by the member under the Plan.

9. TERMINATION OF MEMBERSHIP. A member's participation in the Plan shall terminate, and no Shares may thereafter be purchased by such member under the Plan, (a) when the member ceases to be employed by the Company and its subsidiaries for any reason whatsoever, (b) when the member dies, or (c) 90 days after the member ceases to receive any compensation from the Company and its subsidiaries unless, in the case of (c) above, (i) such cessation is due to a leave of absence in accordance with policies of the Company or approved by the person or persons appointed by the Plan Committee, and (ii) the member's right to reemployment is guaranteed by statute or contract.

10. WITHDRAWAL OF FUNDS. Except as otherwise provided under this Plan, a member may not withdraw all or part of the funds credited to him or her under the Plan at any time before the funds are used to purchase Shares.


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11.   BENEFICIARY. Each member may designate in writing one or more beneficiaries and may, in such member's sole discretion, change such designation from time to time. Any such designation shall be effective only after receipt by the Company and shall be controlling over any disposition by will or otherwise.

      Upon the death of a member, amounts credited to the member shall be paid in cash to the beneficiary or beneficiaries designated by the member or, in the absence of such designation, to the executor, administrator, or other legal representative of the member's estate. Such payment shall relieve the Company of further liability under the Plan on account of the member. If more than one beneficiary is designated, each beneficiary shall receive an equal portion of the account unless the member gave contrary instructions in such designation.

12. MODIFICATION, TERMINATION. The Company expects to continue this Plan until such time as all of the Shares reserved for purchase under the Plan have been purchased. However, the Company reserves the right to amend, alter, or terminate the Plan at any time. No amendment shall require stockholder approval, except:

      (a) for an increase in the number of shares reserved for purchase under the Plan;

      (b) to the extent required for the Plan to comply with Section 423 of the Code;

      (c) to the extent required by other applicable laws, regulations or rules; or

      (d) to the extent the Board otherwise concludes that stockholder approval is advisable.

      The Board of Directors may elect to terminate any or all outstanding enrollments at any time. If the Plan is terminated, the Board may also elect to terminate enrollments before, or upon completion of, the purchase of Shares on the next Purchase Date, or to permit enrollments to expire in accordance with their terms (and participation to continue through such expiration dates). If enrollments are terminated before expiration, any funds contributed to the Plan that have not been used to purchase Shares shall be returned to the members as soon as administratively feasible.

      If at any time the Shares available under the Plan are over-enrolled, enrollments shall be reduced proportionately to eliminate the over-enrollment. Any funds that cannot be applied to the purchase of whole Shares due to over-enrollment shall be refunded to members as soon as administratively feasible. Further, if additional shares of Common Stock are added to the Plan, the Company may, in its discretion, adjust the purchase price of those shares or have such shares available, in whole or in part, only for purchase rights granted subsequent to stockholder approval of such additional shares.


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13.   ASSIGNABILITY OF RIGHTS; CREATION OF LIENS. No rights of any member under the Plan shall be assignable by the member, by operation of law or otherwise, and no person may create a lien on any funds, securities or any other property, except to the extent that there has been a designation of a beneficiary or beneficiaries in accordance with the Plan, and except to the extent permitted by the laws of descent and distribution if such beneficiary is not designated. Prior to the purchase of any Shares under the Plan, each member shall be required to sign a statement to the foregoing effect. A member's right to purchase Shares under the Plan shall be exercisable only during the member's lifetime and only by the member.

14. PARTICIPATION IN OTHER PLANS. The Plan shall not affect an employee's right to participate in and receive benefits under the then-current provisions of any pension, insurance or other employee benefit plan or program of the Company or a subsidiary.

15. REPORTS. The Company shall make available to members copies of all communications with holders of Common Stock, including annual and interim reports. In connection with the issuance of Shares under the Plan, the Company shall provide each member with a summary of such member's total contributions during the preceding Offering Period, and the number of Shares purchased, purchase price and the balance of funds, if any, in the member's account.

16. EQUAL RIGHTS AND PRIVILEGES. It is intended that, except as may be determined by the Board of Directors, members shall have equal rights and privileges with respect to the Plan.

17. APPLICABLE LAW. The interpretation, performance and enforcement of the Plan shall be governed by the laws of the State of California.

18. APPROVAL. The Plan was approved by the Board of Directors on January 13, 1998 and by the stockholders of the Company on March 10, 1998. The amended Plan was approved by the Board of Directors on June 1, 1999 and by the stockholders of the Company on August 10, 1999.


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